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                                                                     EXHIBIT 8.1

                              LIST OF SUBSIDIARIES

Sify eLearning Limited (formerly Satyam Education Services Limited Safescrypt Limited
Satyam Webexchange Limited
Sify Plasticscommerce Limited
IndiaWorld Communications Limited
Sify Baron Net Devices Limited
Satyam Institute of E-Business Limited
Indiaplaza.com, Inc.